EXHIBIT 10.9

NEIMAN MARCUS GROUP, INC.

AMENDMENT TO
TIME-VESTED OPTION
NON-QUALIFIED STOCK OPTION AGREEMENT

Preliminary Statement
The terms of the Time-Vested Non-Qualified Stock Option Agreement [(designated as Award Number [●])], dated as of [●], evidencing an option granted pursuant to the [Neiman Marcus Group, Inc. Management Equity Incentive Plan]/[Neiman Marcus Group, Inc. Vice President Long Term Incentive Plan] (the “Plan”) to [NAME] to purchase [●] shares of Class A Common Stock and [●] shares of Class B Common Stock of Neiman Marcus Group, Inc. at an exercise price of $[●] (the “Agreement”), hereby are amended by this amendment (“Amendment”) effective January 4, 2018.
I.Section 2 of the Agreement is hereby deleted and replaced with the following:
“Common Stock Subject to Option; Unit Exercise Price.
(a)    Subject to the Plan and the terms and conditions set forth herein and therein, the Option entitles the Participant to purchase from the Company, upon exercise thereof, [●] shares of Class A Common Stock and [●] shares of Class B Common Stock, provided that any exercise of the Option shall be with respect to an equal number of shares of Class A Common Stock and Class B Common Stock concurrently. The exercise price under the Option is $[●] for each unit (a “Unit”) consisting of one share of Class A Common Stock and one share of Class B Common Stock, subject to increase as provided in this Section 2 and adjustment as provided in Section 4.2 of the Plan (the “Unit Exercise Price”).
(b)    If the Company declares or pays an extraordinary dividend or distribution (whether in cash, securities or other property) to the holders of Class A Common Stock, the Unit Exercise Price shall be increased immediately prior to the earlier of the declaration or payment of such dividend or distribution by an amount equal to 50% of the value of the dividend or distribution declared or paid, as the case may be, with respect to one share of Class A Common Stock prior to such exercise price being decreased or otherwise adjusted in accordance with Section 4.2(b) of the Plan at the time of such extraordinary dividend or distribution; provided, that the total amount of all increases in the Unit Exercise Price made pursuant to this Section 2(b) may not exceed $[●]. Notwithstanding the foregoing, if the extraordinary dividend or distribution is declared or paid, as the case may be, following the sale (in a single transaction or a series of related transactions) of (i) at least 95% of the assets of the Company and its Subsidiaries, taken as a whole (determined by fair market value), and (ii) all business lines of the Company and its Subsidiaries, the Unit Exercise Price shall not be increased pursuant to this Section 2(b).

(c)    Notwithstanding any other provisions in the Plan or this Agreement, the Committee may, in its sole discretion, declare that, during any periods determined by the Committee (a “Restricted Exercise Period”), the Unit Exercise Price will be $[●], subject to adjustment as provided in Section 4.2 of the Plan; provided, no Restricted Exercise Period may end on or after the business day immediately prior to the Expiration Date. In the event of the Participant’s Termination during a Restricted Exercise Period by reason of death, Disability, involuntary termination without Cause, or by the Participant for Good Reason, the Participant may exercise that portion of the Option that is vested and exercisable on the later of (i) the expiration of the applicable post-Termination exercise period (as provided in Section 9.2 of the Plan), and (ii) the day immediately following the termination of such Restricted Exercise Period.”
2.    Except as expressly modified by this Amendment, the Agreement shall continue to be and remain in full force and effect in accordance with its terms.
3.    Capitalized terms used but not defined herein have the meaning ascribed to them in the Plan or the Agreement.

NEIMAN MARCUS GROUP, INC.

By:
Name: Karen Katz
Title: Chief Executive Officer

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